Exhibit 99.(h)(12)

EXPENSE LIMITATION AGREEMENT

ABRDN FUNDS

EXPENSE LIMITATION AGREEMENT (the “Agreement”), effective as of December 11, 2024, by and between ABRDN INC. (the “Investment Adviser”) and ABRDN FUNDS (the “Trust”) a Delaware statutory trust, on behalf of the funds listed on Exhibit A (each, a “Fund”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open end management investment company of the series type, and each Fund is a separate series of the Trust; and

WHEREAS, the Trust and the Investment Adviser have entered into an Investment Advisory Agreement (the “Advisory Agreement”), pursuant to which the Investment Adviser renders investment advisory services to each Fund for compensation based on the value of the average daily net assets of that Fund; and

WHEREAS, the Trust and the Investment Adviser have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which that Fund would otherwise be subject.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Expense Limitation.

1.1.           Applicable Expense Limit. To the extent that the aggregate expenses incurred by a Fund in any fiscal year, including, but not limited to, investment advisory fees of the Investment Adviser (but excluding Fund Operating Expenses, as defined below) exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the “Excess Amount”) shall be borne by or reimbursed by the Investment Adviser. For purposes of this Agreement, “Fund Operating Expenses” shall mean (i) interest, taxes, brokerage fees and short sale dividend expenses; (ii) expenses incurred indirectly by a Fund as a result of investments in short term investment vehicles such as money market funds that do not exceed 0.005% of a Fund’s average net assets (“acquired fund fees and expenses” or “AFFE”) (but excluding AFFE for other investment companies and pooled investment vehicles); and (iii) extraordinary expenses for a Fund.

1.2.            Operating Expense Limit. The Operating Expense Limit in any year shall be an amount that is a percentage of the fiscal year to date average daily net assets of each class of the Fund at an annual rate as described in Exhibit A, or such other annual rate as may be agreed to in writing by the parties. The parties hereby agree that Operating Expense Limit described in Exhibit A will not be increased before the date listed on Exhibit A.

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2.	Reimbursement of Fee Waivers and Expense Reimbursements.

2.1.            Reimbursement.

If the Investment Advisory Agreement is still in effect and the Fund Operating Expenses are less than the Operating Expense Limit on the computation date to determine reimbursements, then the Adviser may be reimbursed by a Fund, in whole or in part, for the advisory fees waived or reduced and other payments remitted by the Investment Adviser to the Fund pursuant to Section 1 hereof provided that the reimbursements do not cause a class of a Fund to exceed the lesser of the applicable expense limitation in the contract at the time the fees were limited or expenses are paid or the applicable expense limitation in effect at the time the expenses are being recouped by the Adviser. Payment of any reimbursements is subject to quarterly approval by the Trust’s Board of Trustees as provided in Section 2.2 below. Reimbursements, if any, will be paid no less frequently than quarterly. The total amount of reimbursement to which the Investment Adviser may be entitled (the “Reimbursement Amount”) shall equal, at any time, the sum of all advisory fees previously waived or reduced by the Investment Adviser and all other payments remitted by the Investment Adviser to a Fund or a class of a Fund (as appropriate), pursuant to Section 1 hereof, less any reimbursement previously paid by such Fund to the Investment Adviser, pursuant to Section 2 hereof, with respect to such waivers, reductions, and payments; provided, however, that no Reimbursement Amount shall be paid at a date more than three (3) years after the date when the Investment Adviser waived investment advisory fees or reimbursed other expenses to a Fund or a class of a Fund for the corresponding Excess Amount pursuant to Section 1. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, but not limited to, interest accruable on the Reimbursement Amount.

2.2.            Board Approval. No reimbursement shall be paid to the Investment Adviser pursuant to this provision unless the Trust’s Board of Trustees has determined that the payment of such reimbursement is appropriate in light of the terms of this Agreement. The Trust’s Board of Trustees shall determine quarterly whether any portion of the Reimbursement Amount may be paid to the Investment Adviser for the most recent completed fiscal quarter or any earlier period.

2.3.            Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

2.4             Change in Waiver Amounts. If the Board approves any changes in the waiver terms or limitations as detailed in Exhibit A, reimbursements are only permitted to the extent that the terms of the Operating Expense Limit that were in effect at the time of the waiver are met at the time that reimbursement is approved.

3.	Term and Termination of Agreement.

This Agreement shall continue in effect for the period listed on Exhibit A for any Fund covered by the Agreement and then unless this Agreement is terminated earlier as provided below, from year to year thereafter provided such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not “interested persons” of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement (“Non-Interested Trustees”), provided however, that the reimbursements described in Section 2.1 will not continue to accrue for more than three (3) years after the date when the Investment Adviser waived investment advisory fees or reimbursed other expenses to a Fund or a class of a Fund for the corresponding Excess Amount pursuant to Section 1. In order to terminate the Agreement, the terminating party must give at least 30 days’ prior written notice to the Trust prior to the end of the period listed on Exhibit A or the end of the annual renewal. Regardless of any other termination provisions, the provisions contained in Section 2 of this Agreement relating to the reimbursement of the Investment Adviser for fee waivers and expense reimbursements previously made by the Investment Adviser on behalf of the Fund shall survive the termination of the Agreement.

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4.	Miscellaneous.

4.1.            Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2.            Interpretation. Nothing herein contained shall be deemed to require the Trust or a Fund to take any action contrary to the Trust’s Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

4.3.            Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

ABRDN FUNDS

/s/ Lucia Sitar
Lucia Sitar
Title: Vice President

ABRDN INC.

/s/ Lucia Sitar
Lucia Sitar
Title: Vice President

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